UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2017

INTERCONTINENTAL EXCHANGE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36198	46-2286804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5660 New Northside Drive, Third Floor Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 857-4700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amended Revolving Credit Facility

On April 3, 2014, Intercontinental Exchange, Inc. (the “Company”), as parent borrower, and its subsidiary ICE Europe Parent Limited (“ICE Europe”), as subsidiary borrower, entered into a senior unsecured revolving credit facility (as amended through November 13, 2015, the “Credit Facility”) with $3.4 billion commitments available thereunder pursuant to a credit agreement with Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, Bank of America, N.A., as syndication agent, and the lenders party thereto (such credit agreement as amended by the First Amendment to Credit Agreement, dated as of May 15, 2015, the Second Amendment to Credit Agreement, dated as of November 9, 2015, and the Third Amendment to Credit Agreement, dated as of November 13, 2015, the “Credit Agreement”).

On August 18, 2017, the Company agreed with the lenders under the Credit Facility to amend the terms of the Credit Facility pursuant to the Fourth Amendment to Credit Agreement to make certain changes, including (i) eliminating the step-up in the commitment fee ratings-based grid that was scheduled to take effect in April 2019, (ii) removing ICE Europe as a party to the Credit Agreement and (iii) removing the guaranty by the Company in respect of ICE Europe.

On August 18, 2017, pursuant to the Fifth Amendment to Credit Agreement, the Company agreed with the lenders to (i) increase the maximum leverage ratio to 3.50:1.00 and (ii) up to two times, increase the maximum leverage ratio from 3.50:1.00 to 4.00:1.00 for a period of one year following a material acquisition. Pursuant to the Fifth Amendment to Credit Agreement, the Company also agreed with a majority of the lenders under the Credit Facility to extend the maturity date thereunder with respect to such lenders.

The Credit Facility, as amended as described in the two immediately preceding paragraphs is referred to herein as the “Amended Credit Facility.”

The Amended Credit Facility provides for a $3.4 billion multi-currency revolving facility, with sub-limits for non-dollar borrowings and letters of credit and with a swing-line facility available on same day basis. The Amended Credit Facility includes an option for the Company to propose an increase in the aggregate amount available for borrowing by up to $1.0 billion, subject to the consent of the lenders funding the increase and certain other conditions. With respect to a majority of the lenders, the Amended Credit Facility matures on August 18, 2022. With respect to the remaining lenders, the Amended Credit Facility matures on November 13, 2020 and accordingly, the commitments available under the Credit Facility will reduce to $3.2 billion on November 13, 2020. Amounts borrowed under the Amended Credit Facility may be prepaid at any time without premium or penalty. Borrowings under the Amended Credit Facility bear interest at LIBOR or a base rate, at the borrower’s option, plus an applicable ratings-based margin ranging from 0.875% to 1.50% on the LIBOR loans and from 0.00% to 0.50% for the base rate loans.

The amounts available under the Amended Credit Facility are available to the Company to use for working capital and general corporate purposes including, but not limited to, acting as a backstop to the amounts issued under the Company’s commercial paper program. The Amended Credit Facility contains customary representations and warranties, covenants and events of default, including a leverage ratio, as well as limitations on liens on the assets of the Company or its subsidiaries, indebtedness of non-obligor subsidiaries, the sale of all or substantially all of the assets of the Company and its subsidiaries, and other matters.

The foregoing description of the Fourth Amendment to Credit Agreement and the Fifth Amendment to Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment to Credit Agreement and the Fifth Amendment to Credit Agreement, which are filed or incorporated by reference as Exhibits 10.1 and 10.2 hereto, respectively.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	The Fourth Amendment, dated as of August 18, 2017 among Intercontinental Exchange, Inc. as borrower, NYSE Holdings LLC as guarantor, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, amending that certain Credit Agreement, dated as of April 3, 2014 among Intercontinental Exchange, Inc. and ICE Europe Parent Limited, as borrowers, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended by the First Amendment to Credit Agreement, dated as of May 15, 2015, the Second Amendment to Credit Agreement, dated as of November 9, 2015, and the Third Amendment to Credit Agreement, dated as of November 13, 2015).

10.2	The Fifth Amendment, dated as of August 18, 2017 among Intercontinental Exchange, Inc. as borrower, NYSE Holdings LLC as guarantor, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, amending that certain Credit Agreement, dated as of April 3, 2014 among Intercontinental Exchange, Inc. and ICE Europe Parent Limited, as borrowers, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended by the First Amendment to Credit Agreement, dated as of May 15, 2015, the Second Amendment to Credit Agreement, dated as of November 9, 2015, the Third Amendment to Credit Agreement, dated as of November 13, 2015 and the Fourth Amendment to Credit Agreement, dated as of August 18, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCONTINENTAL EXCHANGE, INC.

Date: August 21, 2017	By:	/s/ Andrew J. Surdykowski
Andrew J. Surdykowski
Senior Vice President, Associate General Counsel